Exhibit 99.1

Press Release

For Immediate Release

Contact: David Morris
President, CEO and CFO
CFO
(714) 670-2488

RBB Bancorp Reports Third Quarter Earnings for 2022

Conference Call and Webcast Scheduled for Tuesday, October 25, 2022 at

11:00 a.m. Pacific Time/2:00 p.m. Eastern Time

Third Quarter 2022 Highlights

●	Record net income of $16.7 million, or $0.87 diluted earnings per share, increased $1.2 million, or 7.6%, from the prior quarter and increased $1.3 million, or 8.4%, from the third quarter of 2021

●	Loans grew by $176.2 million, or 22.9% annualized, from the end of the prior quarter

●	Declared $0.14 per share quarterly dividend

Los Angeles, CA, October 24, 2022 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter ended September 30, 2022.

The Company reported record net income of $16.7 million, or $0.87 diluted earnings per share, for the three months ended September 30, 2022, compared to net income of $15.5 million, or $0.80 diluted earnings per share, and $15.4 million, or $0.77 diluted earnings per share, for the three months ended June 30, 2022 and September 30, 2021, respectively.

“Increasing rates continued to drive performance to record levels in the third quarter,” said David Morris, President and CEO of RBB Bancorp. “Expenses declined as expected due to the near conclusion of the Board of Directors investigation, and net interest income increased to a record $39.0 million as loans grew and margins improved. We are starting to see pressure on deposit costs which we anticipate will continue over the next few quarters.”

“Royal Business Bank had another quarter of excellent results and loan growth in the third quarter,” said Dr. James Kao, Chairman of RBB Bancorp. “We believe it demonstrates the value of the franchise and the strength of David’s leadership and management's efforts over the past few quarters.  We are also pleased to welcome David to the Board of Directors and to his new role as President and CEO of RBB Bancorp.”

Key Performance Ratios

Net income of $16.7 million for the third quarter of 2022 produced an annualized return on average assets ("ROA") of 1.72% and an annualized return on average shareholders' equity ("ROE") of 13.93% compared to an annualized ROA of 1.60% and an annualized ROE of 13.30% for the second quarter of 2022. The efficiency ratio, see definition in Selected Financial Highlights section, for the third quarter of 2022 was 40.22%, compared to 43.47% for the prior quarter.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $39.0 million for the third quarter of 2022, compared to $37.1 million for the second quarter of 2022. The $1.9 million increase was primarily attributable to a $150.6 million decrease in lower-yielding cash and a $211.1 million increase in higher yielding commercial real estate and mortgage loans. Accretion of purchase discounts from prior acquisitions contributed $112,000 to net interest income in the third quarter of 2022, compared to $75,000 in the second quarter of 2022.

Compared to the third quarter of 2021, net interest income, before provision for loan losses, increased $7.4 million from $31.6 million. The $7.4 million increase was primarily attributable to a $202.8 million decrease in lower-yielding cash and a $396.7 million increase in higher yielding commercial real estate and mortgage loans.

Net interest margin was 4.31% for the third quarter of 2022, an increase of 23 basis points from 4.08% in the second quarter of 2022. Loan discount accretion contributed 1 basis point to the net interest margin in the third quarter of 2022 and in the second quarter of 2022.

Noninterest Income

Noninterest income was $2.5 million for the third quarter of 2022, a decrease of $887,000 from $3.4 million in the second quarter of 2022. The decrease was primarily driven by a $757,000 decrease in gain on sale of corporate real estate, a $107,000 decrease in gain on derivatives and a $93,000 decrease in recoveries on purchased loans, partially offset by a $252,000 increase in loan servicing fees during the quarter.

The Company sold $3.8 million in FNMA qualified mortgage loans for a net gain of $135,000 during the third quarter of 2022 compared to $12.6 million in FNMA qualified mortgage loans sold for a net gain of $284,000 during the second quarter of 2022. The Company sold $2.5 million in SBA loans during the third quarter of 2022 for a net gain of $130,000, compared to $1.1 million SBA loans sold for a net gain of $60,000 during the second quarter of 2022.

Compared to the third quarter of 2021, noninterest income decreased by $3.0 million from $5.5 million. The decrease was primarily attributable to a $1.8 million CDFI RRP award received in the third quarter of 2021, a $1.5 million decrease in gain on sale of loans due to rate hikes that caused both sellable loan volume and premium decreases and a $193,000 decrease in gain on derivatives, partially offset by a $662,000 increase in loan servicing fees.

Noninterest Expense

Noninterest expense for the third quarter of 2022 was $16.7 million, compared to $17.6 million for the second quarter of 2022. The $915,000 decrease was primarily attributable to a $1.2 million decrease in legal and professional expenses as the Company is getting close to completing the Board special investigation and a $137,000 decrease in marketing and business promotion expenses, partially offset by a $246,000 increase in directors RSU compensation expense and director fees and a $175,000 increase in occupancy and equipment expenses.

Noninterest expense increased from $14.4 million in the third quarter of 2021. The $2.3 million increase was primarily due to a $789,000 increase in salaries and employee benefits expenses due to new hires and salary adjustments to reflect economic inflation, a reversal of $416,000 valuation allowance on mortgage servicing rights in third quarter of 2021, a $275,000 increase in director RSU compensation expense and travel expense, a $341,000 increase in data processing expenses, a $331,000 increase in legal and professional expenses and a $160,000 increase in occupancy and equipment expenses.

Income Taxes

The effective tax rate was 27.8% for the third quarter of 2022, 29.6% for the second quarter of 2022, and 28.5% for the third quarter of 2021. The Company recognized a tax benefit from stock option exercises of $276,000, $279,000 and $534,000 for the third quarter of 2022, the second quarter of 2022, and the third quarter of 2021, respectively. The Company amended its 2020 tax returns and 2018 California state tax return and recorded a total of $300,000 tax expense reduction in the third quarter of 2022.

Loan and Securities Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $3.22 billion as of September 30, 2022, an increase of $175.0 million from June 30, 2022, and an increase of $380.6 million from September 30, 2021. The increase from the prior quarter was primarily due to a $150.6 million increase in single-family residential mortgage loans and a $60.4 million increase in commercial real estate loans, partially offset by a $33.2 million decrease in commercial and industrial loans and a $3.3 million decrease in construction & land development loans. The increase from September 30, 2021 was primarily due to a $381.6 million increase in single-family residential mortgages and an $81.7 million increase in construction & land development loans offset by a $71.6 million decrease in commercial and industrial loans and a $26.9 million decrease in SBA loans.

During the third quarter of 2022, single-family residential mortgage production was $191.8 million while net payoffs and paydowns were $36.2 million. During the second quarter of 2022, single-family residential mortgage production was $216.9 million while payoffs and paydowns were $66.8 million.

There were $1.2 million mortgage loans held for sale as of September 30, 2022 compared to none as of June 30, 2022 and $15.2 million as of September 30, 2021. The Company originated approximately $1.8 million in FNMA mortgage loans for sale for the third quarter of 2022, compared with $1.2 million during the prior quarter.

In the third quarter of 2022, SBA loan production was $7.7 million and total SBA loan sales were $2.5 million compared to SBA loan production of $1.4 million and total SBA loan sales of $1.1 million in the second quarter of 2022.

As of September 30, 2022, the Bank’s total available-for-sale securities maturing in over 12 months were $237.9 million. As of September 30, 2022 the Bank recorded gross unrealized losses of $32.5 million compared to gross unrealized losses of $2.3 million as of December 31, 2022.

Deposits

Deposits were $3.0 billion at September 30, 2022, which was a decrease of $67.9 million compared to June 30, 2022. During the third quarter of 2022, noninterest-bearing deposits decreased by $128.7 million due to the continued reduction of a single deposit relationship, interest-bearing non-maturity deposits increased by $13.8 million, and time deposits increased by $47.0 million. As of September 30, 2022, there were $105.5 million in brokered CDs, as compared to $50.0 million brokered CDs as of June 30, 2022 and $2.4 million brokered CDs as of September 30, 2021. Compared to September 30, 2021, total deposits decreased by $8.1 million primarily due to a $50.3 million decrease in time deposits and a $49.4 million decrease in interest-bearing non-maturity deposits, partially offset by a $91.5 million increase in noninterest-bearing demand deposits.

Asset Quality

Nonperforming assets totaled $11.8 million, or 0.30% of total assets at September 30, 2022, compared to $14.2 million, or 0.36% of total assets at June 30, 2022. The decrease in nonperforming assets was due to the pay-off of certain nonperforming loans in the third quarter of 2022. Nonperforming assets consist of other real estate owned, loans modified under troubled debt restructurings (“TDR”), non-accrual loans, and loans past due 90 days or more and still accruing interest.

Our 30-89 day delinquent loans, excluding non-accrual loans increased to $39.9 million as of June 30, 2022 compared to $8.3 million as of June 30, 2022. The $31.6 million increase in past due loans was due in part to: one construction loan of $11.3 million on a project that is substantially complete that was delinquent for 52 days due to administrative delays in processing an extension, which was processed as of October 6, 2022, and one commercial real estate loan of $8.8 million that was delinquent for 52 days due to administrative delays in the processing of an extension, which was processed as of October 3, 2022. As of October 21, $14.5 million of loans were 30-89 days delinquent.

In the third quarter of 2022, there were $127,000 in net recoveries, compared to net charge-offs of $53,000 in the second quarter of 2022 and net charge-offs of $317,000 in the third quarter of 2021.

The Company recorded a provision for loan losses of $1.8 million for the third quarter of 2022 which was primarily attributable to loan growth. Provision for loan losses were $915,000 in the second quarter of 2022. Allowance for loan losses continue to include $625,000 of reserves taken as a precaution against COVID-19 losses in 2020 and 2021.

The allowance for loan losses totaled $36.0 million, or 1.12% of loans held for investment at September 30, 2022, compared with $34.2 million, or 1.12%, of total loans at June 30, 2022.

During the third quarter of 2022, the Company repurchased 94,539 common shares at a weighted average price of $20.93.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of September 30, 2022, the company had total assets of $3.9 billion. Its wholly-owned subsidiary, the Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time tomorrow, October 25, 2022, to discuss the Company’s third quarter 2022 financial results.

To listen to the conference call, please dial 1-800-343-4136 or 1-203-518-9708, conference ID RBBQ322. A replay of the call will be made available at 1-877-925-9639 or 1-402-220-5391 (no passcode required) approximately one hour after the conclusion of the call and will remain available through November 1, 2022.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; expectations regarding the impact of the COVID-19 pandemic; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental or shareholder approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments”, commonly referenced as the Current Expected Credit Loss (“CECL”) model, which will change how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DFPI (formerly DBO); our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K/A and Form 10-K for the year ended December 31, 2021, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, except for December 31, 2021)

(Dollars in thousands)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Assets
Cash and due from banks	$134,179	$224,736	$149,767	$501,372	$206,927
Federal funds sold and other cash equivalents	40,000	100,000	200,000	193,000	170,000
Total cash and cash equivalents	174,179	324,736	349,767	694,372	376,927
Interest-bearing deposits in other financial institutions	600	600	600	600	600
Investment securities available for sale	266,270	358,135	420,448	368,260	345,000
Investment securities held to maturity	5,735	5,741	6,246	6,252	6,258
Mortgage loans held for sale	1,185	—	3,572	5,957	15,188
Loans held for investment	3,220,913	3,045,946	3,006,484	2,931,350	2,840,354
Allowance for loan losses	(36,047)	(34,154)	(33,292)	(32,912)	(32,231)
Net loans held for investment	3,184,866	3,011,792	2,973,192	2,898,438	2,808,123
Premises and equipment, net	26,850	27,104	27,455	27,199	27,157
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000	15,000	15,000
Cash surrender value of life insurance	56,975	56,642	56,313	55,988	55,656
Goodwill	71,498	71,498	71,498	69,243	69,243
Servicing assets	10,054	10,456	11,048	11,517	12,141
Core deposit intangibles	3,971	4,248	4,525	4,075	4,327
Right-of-use assets- operating leases	24,768	25,931	22,451	22,454	23,735
Accrued interest and other assets	63,278	57,154	51,454	48,839	42,452
Total assets	$3,905,229	$3,969,037	$4,013,569	$4,228,194	$3,801,807
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$916,301	$1,045,009	$1,159,703	$1,291,484	$824,771
Savings, NOW and money market accounts	882,126	868,307	885,050	927,609	931,517
Time deposits, less than $250,000	608,489	574,050	570,274	587,940	614,146
Time deposits, greater than or equal to $250,000	552,754	540,199	553,226	578,499	597,379
Total deposits	2,959,670	3,027,565	3,168,253	3,385,532	2,967,813
FHLB advances	240,000	250,000	150,000	150,000	150,000
Long-term debt, net of debt issuance costs	173,441	173,296	173,152	173,007	172,862
Subordinated debentures	14,665	14,611	14,556	14,502	14,447
Lease liabilities - operating leases	25,701	26,823	23,314	23,282	24,524
Accrued interest and other liabilities	19,953	13,035	19,469	15,188	16,137
Total liabilities	3,433,430	3,505,330	3,548,744	3,761,511	3,345,783
Shareholders' equity:
Shareholder's equity	494,248	479,382	475,077	468,267	456,490
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive (loss) income - Net of tax	(22,521)	(15,747)	(10,324)	(1,656)	(538)
Total shareholders' equity	471,799	463,707	464,825	466,683	456,024
Total liabilities and shareholders’ equity	$3,905,229	$3,969,037	$4,013,569	$4,228,194	$3,801,807

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Interest and dividend income:
Interest and fees on loans	$43,588	$40,157	$35,601
Interest on interest-bearing deposits	373	111	219
Interest on investment securities	1,784	1,419	889
Dividend income on FHLB stock	224	222	225
Interest on federal funds sold and other	445	429	174
Total interest income	46,414	42,338	37,108
Interest expense:
Interest on savings deposits, NOW and money market accounts	1,529	844	697
Interest on time deposits	2,460	1,506	2,048
Interest on subordinated debentures and long term debt	2,427	2,379	2,342
Interest on other borrowed funds	1,020	519	445
Total interest expense	7,436	5,248	5,532
Net interest income before provision for loan losses	38,978	37,090	31,576
Provision for loan losses	1,766	915	1,196
Net interest income after provision for loan losses	37,212	36,175	30,380
Noninterest income:
Service charges, fees and other	1,277	1,382	3,153
Gain on sale of loans	265	344	1,790
Loan servicing fees, net of amortization	724	472	62
Recoveries on loans acquired in business combinations	5	98	68
Unrealized (loss) on equity investments	—	—	(5)
Unrealized (loss) gain on derivatives	(68)	39	125
Increase in cash surrender value of life insurance	332	330	331
Gain on sale of fixed assets	—	757	—
Total noninterest income	2,535	3,422	5,524
Noninterest expense:
Salaries and employee benefits	9,561	9,628	8,772
Occupancy and equipment expenses	2,349	2,174	2,189
Data processing	1,306	1,293	965
Legal and professional	1,077	2,254	746
Office expenses	382	358	311
Marketing and business promotion	364	501	324
Insurance and regulatory assessments	441	478	384
Core deposit premium	277	277	281
OREO expenses	4	5	4
Merger expenses	—	23	40
Other expenses	936	621	404
Total noninterest expense	16,697	17,612	14,420
Income before income taxes	23,050	21,985	21,484
Income tax expense	6,398	6,508	6,120
Net income	$16,652	$15,477	$15,364

Net income per share
Basic	$0.88	$0.81	$0.79
Diluted	$0.87	$0.80	$0.77
Cash Dividends declared per common share	$0.14	$0.14	$0.13
Weighted-average common shares outstanding
Basic	18,988,443	19,066,621	19,343,262
Diluted	19,130,447	19,324,253	19,798,187

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Nine Months Ended
	September 30, 2022	September 30, 2021
Interest and dividend income:
Interest and fees on loans	$121,631	$104,786
Interest on interest-earning deposits	655	392
Interest on investment securities	4,210	2,310
Dividend income on FHLB stock	673	642
Interest on federal funds sold and other	1,149	489
Total interest income	128,318	108,619
Interest expense:
Interest on savings deposits, NOW and money market accounts	3,091	2,103
Interest on time deposits	5,540	7,422
Interest on subordinated debentures and long term debt	7,154	6,656
Interest on other borrowed funds	1,974	1,320
Total interest expense	17,759	17,501
Net interest income	110,559	91,118
Provision for loan losses	3,048	3,324
Net interest income after provision for loans losses	107,511	87,794
Noninterest income:
Service charges, fees and other	3,899	5,953
Gain on sale of loans	1,783	8,203
Loan servicing fees, net of amortization	1,628	426
Recoveries on loans acquired in business combinations	108	78
Unrealized (loss) gain on equity investments	—	(60)
Unrealized (loss) gain on derivatives	(262)	254
Increase in cash surrender value of life insurance	986	735
Gain on sale of fixed assets	757	—
Total noninterest income	8,899	15,589
Noninterest expense:
Salaries and employee benefits	28,558	26,756
Occupancy and equipment expenses	6,728	6,566
Data processing	3,857	3,636
Legal and professional	4,337	2,087
Office expenses	1,033	838
Marketing and business promotion	1,172	739
Insurance and regulatory assessments	1,360	1,086
Core deposit premium	833	869
OREO expenses	17	13
Merger expenses	60	99
Other expenses	2,412	2,203
Total noninterest expense	50,367	44,892
Income before income taxes	66,043	58,491
Income tax expense	19,297	17,291
Net income	$46,746	$41,200

Net income per share
Basic	$2.44	$2.11
Diluted	$2.41	$2.07
Cash Dividends declared per common share	$0.42	$0.39
Weighted-average common shares outstanding
Basic	19,142,732	19,416,608
Diluted	19,415,558	19,828,612

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$141,737	$1,042	2.92%	$249,738	$762	1.22%	$628,020	$618	0.39%
Securities
Available for sale (2)	318,066	1,758	2.19%	399,321	1,393	1.40%	336,130	856	1.01%
Held to maturity (2)	5,738	50	3.46%	5,744	50	3.49%	6,262	56	3.55%
Mortgage loans held for sale	420	6	5.48%	892	13	5.85%	5,218	46	3.50%
Loans held for investment: (3)
Real estate	2,820,022	38,999	5.49%	2,663,753	35,207	5.30%	2,361,405	30,911	5.19%
Commercial	303,899	4,583	5.98%	325,861	4,937	6.08%	374,125	4,644	4.92%
Total loans	3,123,921	43,582	5.53%	2,989,614	40,144	5.39%	2,735,530	35,555	5.16%
Total earning assets	3,589,882	$46,438	5.13%	3,645,309	$42,362	4.66%	3,711,160	$37,131	3.97%
Noninterest-earning assets	250,737			243,279			242,742
Total assets	$3,840,619			$3,888,588			$3,953,902

Interest-bearing liabilities
NOW	$74,518	$91	0.48%	$75,637	$50	0.27%	$71,454	$48	0.27%
Money Market	612,743	1,376	0.89%	631,807	759	0.48%	660,806	615	0.37%
Saving deposits	147,349	62	0.17%	148,400	35	0.09%	139,555	34	0.10%
Time deposits, less than $250,000	566,730	1,221	0.85%	553,282	724	0.52%	644,013	977	0.60%
Time deposits, $250,000 and over	531,655	1,239	0.92%	526,164	782	0.60%	604,394	1,071	0.70%
Total interest-bearing deposits	1,932,995	3,989	0.82%	1,935,290	2,350	0.49%	2,120,222	2,745	0.51%
FHLB advances	239,674	1,020	1.69%	182,749	519	1.14%	150,000	445	1.18%
Long-term debt	173,345	2,194	5.02%	173,201	2,195	5.08%	172,767	2,194	5.04%
Subordinated debentures	14,629	233	6.32%	14,575	184	5.06%	14,411	148	4.07%
Total interest-bearing liabilities	2,360,643	7,436	1.25%	2,305,815	5,248	0.91%	2,457,400	5,532	0.89%
Noninterest-bearing liabilities
Noninterest-bearing deposits	964,867			1,082,793			1,003,304
Other noninterest-bearing liabilities	41,003			33,377			42,419
Total noninterest-bearing liabilities	1,005,870			1,116,170			1,045,723
Shareholders' equity	474,106			466,603			450,779
Total liabilities and shareholders' equity	$3,840,619			$3,888,588			$3,953,902
Net interest income / interest rate spreads		$39,002	3.88%		$37,114	3.75%		$31,599	3.08%
Net interest margin			4.31%			4.08%			3.38%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Nine Months Ended
	September 30, 2022			September 30, 2021
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$338,253	$2,477	0.98%	$476,780	$1,523	0.43%
Securities
Available for sale (2)	369,808	4,126	1.49%	301,653	2,180	0.97%
Held to maturity (2)	5,909	158	3.57%	6,640	182	3.66%
Mortgage loans held for sale	1,624	62	5.10%	26,579	630	3.17%
Loans held for investment: (3)
Real estate	2,696,183	107,301	5.32%	2,320,525	90,226	5.20%
Commercial	336,630	14,268	5.67%	382,168	13,930	4.87%
Total loans	3,032,813	121,569	5.36%	2,702,693	104,156	5.15%
Total earning assets	3,748,407	$128,392	4.58%	3,514,345	$108,671	4.13%
Noninterest-earning assets	245,137			233,652
Total assets	$3,993,544			$3,747,997

Interest-bearing liabilities
NOW	$75,182	$185	0.33%	$67,633	$136	0.27%
Money Market	654,522	2,777	0.57%	627,024	1,866	0.40%
Saving deposits	147,033	129	0.12%	137,072	101	0.10%
Time deposits, less than $250,000	573,401	2,698	0.63%	654,776	3,635	0.74%
Time deposits, $250,000 and over	542,535	2,842	0.70%	600,973	3,787	0.84%
Total interest-bearing deposits	1,992,673	8,631	0.58%	2,087,478	9,525	0.61%
FHLB advances	191,136	1,974	1.38%	150,000	1,320	1.18%
Long-term debt	173,202	6,583	5.08%	152,600	6,209	5.44%
Subordinated debentures	14,575	571	5.24%	14,357	447	4.16%
Total interest-bearing liabilities	2,371,586	$17,759	1.00%	2,404,435	$17,501	0.97%
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,115,153			858,087
Other noninterest-bearing liabilities	36,257			43,038
Total noninterest-bearing liabilities	1,151,410			901,125
Shareholders' equity	470,548			442,437
Total liabilities and shareholders' equity	$3,993,544			$3,747,997
Net interest income / interest rate spreads		$110,633	3.58%		$91,170	3.16%
Net interest margin			3.95%			3.47%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
Per share data (common stock)
Earnings
Basic	$0.88	$0.81	$0.79
Diluted	$0.87	$0.80	$0.77
Dividends declared	$0.14	$0.14	$0.13
Book value	$24.82	$24.56	$23.37
Tangible book value (1)	$20.85	$20.55	$19.60
Weighted average shares outstanding
Basic	18,988,443	19,066,621	19,343,262
Diluted	19,130,447	19,324,253	19,798,187
Shares outstanding at period end	19,011,672	18,881,829	19,516,393
Performance ratios
Return on average assets, annualized	1.72%	1.60%	1.54%
Return on average shareholders' equity, annualized	13.93%	13.30%	13.52%
Return on average tangible common equity, annualized (1)	16.58%	15.89%	16.17%
Noninterest income to average assets, annualized	0.26%	0.35%	0.55%
Noninterest expense to average assets, annualized	1.72%	1.82%	1.45%
Yield on average earning assets	5.13%	4.66%	3.97%
Cost of average total deposits	0.55%	0.31%	0.35%
Cost of average interest-bearing deposits	0.82%	0.49%	0.51%
Cost of average interest-bearing liabilities	1.25%	0.91%	0.89%
Accretion on loans to average earning assets	0.01%	0.01%	0.03%
Net interest spread	3.88%	3.75%	3.08%
Net interest margin	4.31%	4.08%	3.38%
Efficiency ratio (2)	40.22%	43.47%	38.87%
Common stock dividend payout ratio	15.91%	17.28%	16.46%

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.
(2)	Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for loan losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Nine Months Ended September 30,
	2022	2021
Per share data (common stock)
Earnings
Basic	$2.44	$2.11
Diluted	$2.41	$2.07
Dividends declared	$0.42	$0.39
Book value	$24.82	$23.37
Tangible book value (1)	$20.85	$19.60
Weighted average shares outstanding
Basic	19,142,732	19,416,608
Diluted	19,415,558	19,828,612
Shares outstanding at period end	19,011,672	19,516,393
Performance ratios
Return on average assets, annualized	1.57%	1.47%
Return on average shareholders' equity, annualized	13.28%	12.45%
Return on average tangible common equity, annualized (1)	15.80%	14.95%
Noninterest income to average assets, annualized	0.30%	0.56%
Noninterest expense to average assets, annualized	1.69%	1.60%
Yield on average earning assets	4.58%	4.13%
Cost of average deposits	0.37%	0.43%
Cost of average interest-bearing deposits	0.58%	0.61%
Cost of average interest-bearing liabilities	1.00%	0.97%
Accretion on loans to average earning assets	0.02%	0.04%
Net interest spread	3.58%	3.16%
Net interest margin	3.95%	3.47%
Efficiency ratio (2)	42.16%	42.07%
Common stock dividend payout ratio	17.21%	18.01%

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.
(2)	Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for loan losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of
	September 30,	June 30,	September 30,
	2022	2022	2021
Loan to deposit ratio	108.83%	100.61%	95.71%
Core deposits (1) / total deposits	81.32%	82.16%	79.87%
Net non-core funding dependence ratio (2)	11.09%	-0.44%	9.27%

Credit Quality Data:
Loans 30-89 days past due	$39,938	$8,346	$7,258
Loans 30-89 days past due to total loans	1.24%	0.27%	0.26%
Nonperforming loans	$11,503	$13,937	$14,248
Nonperforming loans to total loans	0.36%	0.46%	0.50%
Nonperforming assets	$11,796	$14,230	$14,541
Nonperforming assets to total assets	0.30%	0.36%	0.38%
Allowance for loan losses to total loans	1.12%	1.12%	1.13%
Allowance for loan losses to nonperforming loans	313.37%	245.06%	226.21%
Net (recoveries) charge-offs to average loans (for the quarter-to-date period)	-0.02%	0.00%	0.05%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets (2)	10.35%	9.96%	10.26%
Tier 1 leverage ratio	11.47%	10.95%	10.26%
Tier 1 common capital to risk-weighted assets	15.52%	14.82%	14.82%
Tier 1 capital to risk-weighted assets	16.06%	15.35%	15.38%
Total capital to risk-weighted assets	23.72%	22.94%	23.30%

Regulatory capital ratios—Bank only
Tier 1 leverage ratio	14.57%	13.90%	12.42%
Tier 1 common capital to risk-weighted assets	20.41%	19.51%	18.64%
Tier 1 capital to risk-weighted assets	20.41%	19.51%	18.64%
Total capital to risk-weighted assets	21.67%	20.76%	19.89%

(1)	Comprised of demand and savings deposits of any amount plus time deposits less than $250,000.
(2)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Quarterly Consolidated Statements of Earnings	2022	2022	2022	2021	2021
Interest income
Loans, including fees	$43,588	$40,157	$37,886	$36,783	$35,601
Investment securities and other	2,826	2,181	1,680	1,661	1,507
Total interest income	46,414	42,338	39,566	38,444	37,108
Interest expense
Deposits	3,989	2,350	2,292	2,431	2,745
Interest on subordinated debentures and other	2,427	2,379	2,348	2,343	2,342
Other borrowings	1,020	519	435	445	445
Total interest expense	7,436	5,248	5,075	5,219	5,532
Net interest income before provision for loan losses	38,978	37,090	34,491	33,225	31,576
Provision for loan losses	1,766	915	366	635	1,196
Net interest income after provision for loan losses	37,212	36,175	34,125	32,590	30,380
Noninterest income	2,535	3,422	2,944	3,156	5,524
Noninterest expense	16,697	17,612	16,061	13,300	14,420
Earnings before income taxes	23,050	21,985	21,008	22,446	21,484
Income taxes	6,398	6,508	6,391	6,740	6,120
Net income	$16,652	$15,477	$14,617	$15,706	$15,364
Net income per common share - basic	$0.88	$0.81	$0.75	$0.81	$0.79
Net income per common share - diluted	$0.87	$0.80	$0.74	$0.79	$0.77
Cash dividends declared per common share	$0.14	$0.14	$0.14	$0.13	$0.13
Cash dividends declared on common shares	$2,663	$2,687	$2,724	$2,537	$2,516
Yield on average assets, annualized	1.72%	1.60%	1.39%	1.52%	1.54%
Yield on average earning assets	5.13%	4.66%	4.00%	3.97%	3.97%
Cost of average deposits	0.55%	0.31%	0.27%	0.30%	0.35%
Cost of average interest-bearing deposits	0.82%	0.49%	0.44%	0.47%	0.51%
Cost of average interest-bearing liabilities	1.25%	0.91%	0.84%	0.86%	0.89%
Accretion on loans to average earning assets	0.01%	0.01%	0.02%	0.02%	0.03%
Net interest margin	4.31%	4.08%	3.49%	3.43%	3.38%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited, except for December 31, 2021)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of September 30, 2022		As of June 30, 2022		As of March 31, 2022		As of December 31, 2021		As of September 30, 2021
(dollars in thousands)		$%		$%		$%		$%		$%
Loans:
Commercial and industrial	$204,817	6.4%	$238,045	7.8%	$280,825	9.3%	$268,709	9.2%	$276,387	9.7%
SBA	61,934	1.9%	59,303	1.9%	67,688	2.3%	76,136	2.6%	88,784	3.1%
Construction and land development	353,473	11.0%	356,772	11.7%	346,766	11.5%	303,144	10.3%	271,764	9.6%
Commercial real estate (1)	1,220,791	37.9%	1,160,350	38.1%	1,217,985	40.5%	1,247,999	42.6%	1,205,630	42.4%
Single-family residential mortgages	1,356,342	42.1%	1,205,732	39.6%	1,064,581	35.4%	1,004,576	34.3%	974,780	34.3%
Other loans	23,556	0.7%	25,744	0.9%	28,639	1.0%	30,786	1.0%	23,009	0.9%
Total loans (2)	$3,220,913	100.0%	$3,045,946	100.0%	$3,006,484	100.0%	$2,931,350	100.0%	$2,840,354	100.0%
Allowance for loan losses	(36,047)		(34,154)		(33,292)		(32,912)		(32,231)
Total loans, net	$3,184,866		$3,011,792		$2,973,192		$2,898,438		$2,808,123

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Three Months Ended		Nine Months Ended
Change in Allowance for Loan Losses	September 30,		September 30,
(dollars in thousands)	2022	2021	2022	2021
Beginning balance	$34,154	$31,352	$32,912	$29,337
Additions to the allowance charged to expense	1,766	1,196	3,048	3,324
Net recoveries (charge-offs) on loans	127	(317)	87	(430)
Ending balance	$36,047	$32,231	$36,047	$32,231

Non-GAAP Financial Measures

Tangible Book Value Reconciliations

The tangible book value per share is a non-GAAP disclosure. Management measures the tangible book value per share to assess the Company’s capital strength and business performance and believes these are helpful to investors as additional tool for further understanding our performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of September 30, 2022 and 2021, and June 30, 2022.

(dollars in thousands, except per share data)	September 30, 2022	June 30, 2022	September 30, 2021
Tangible common equity:
Total shareholders' equity	$471,799	$463,707	$456,024
Adjustments
Goodwill	(71,498)	(71,498)	(69,243)
Core deposit intangible	(3,971)	(4,248)	(4,327)
Tangible common equity	$396,330	$387,961	$382,454
Tangible assets:
Total assets-GAAP	$3,905,229	$3,969,037	$3,801,807
Adjustments
Goodwill	(71,498)	(71,498)	(69,243)
Core deposit intangible	(3,971)	(4,248)	(4,327)
Tangible assets	$3,829,760	$3,893,291	$3,728,237
Common shares outstanding	$19,011,672	18,881,829	19,516,393
Tangible common equity to tangible assets ratio	10.35%	9.96%	10.26%
Book value per share	$24.82	$24.56	$23.37
Tangible book value per share	$20.85	$20.55	$19.60

Return on Average Tangible Common Equity

Management measures return on average tangible common equity (“ROATCE”) to assess the Company’s capital strength and business performance and believes these are helpful to investors as an additional tool for further understanding our performance. Tangible equity excludes goodwill and other intangible assets (excluding mortgage servicing rights), and is reviewed by banking and financial institution regulators when assessing a financial institution’s capital adequacy. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles return on average tangible common equity to its most comparable GAAP measure:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands)	2022	2021	2022	2021
Net income available to common shareholders	$16,652	$15,364	$46,746	$41,200
Average shareholders' equity	474,106	450,779	470,548	442,437
Adjustments:
Goodwill	(71,498)	(69,243)	(70,763)	(69,243)
Core deposit intangible	(4,154)	(4,513)	(4,215)	(4,797)
Adjusted average tangible common equity	$398,454	$377,023	$395,570	$368,397
Return on average tangible common equity	16.58%	16.17%	15.80%	14.95%

Non-core Funding Dependency Ratio

The Bank measures core deposits by reviewing all relationships over $250,000 on a quarterly basis. We track all deposit relationships over $250,000 on a quarterly basis and consider a relationship to be core if there are any three or more of the following: (i) relationships with us (as a director or shareholder); (ii) deposits within our market area; (iii) additional non-deposit services with us; (iv) electronic banking services with us; (v) active demand deposit account with us; (vi) deposits at market interest rates; and (vii) longevity of the relationship with us. We consider all deposit relationships under $250,000 as a core relationship except for time deposits originated through an internet service. This differs from the traditional definition of core deposits which is demand and savings deposits plus time deposits less than $250,000. We believe it is the proper way to measure our core and non-core deposits under regulatory guidelines. The following table reconciles the non-core dependency ratio.

	As of
(dollars in thousands)	September 30, 2022	December 31, 2021

Non-core deposits: Time deposits greater than $250,000	$552,754	$578,499
Short term borrowing outstanding	90,000	—
Adjusted non-core liabilities	642,754	578,499
Short term assets (1)	235,633	837,941
Adjustment to short term assets:
Purchased receivables with maturities less than 90-days	—	—
Adjusted short term assets	235,633	837,941
Net non-core funding	$407,121	$(259,442)
Total earning assets	3,671,529	3,988,715
Net non-core funding dependency ratio	11.09%	-6.50%

(1)	Short term assets include cash equivalents and investment with maturities less than one year